Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINAICIAL INFORMATION

FOR LEAPING GROUP CO., LTD. AND ATIF HOLDINGS LIMITED

On April 22, 2020, ATIF Holdings Limited (“ATIF”) completed the acquisition of approximately 51.2% of the issue and outstanding ordinary shares of Leaping Group Co., Ltd. (“LGC”) pursuant to the (i) Debt Conversion and Share Purchase Agreement dated as of April 8, 2020 (the “Debt Conversion SPA”) among the Company and LGC, and (ii) Share Exchange Agreement dated as of April 8, 2020 (the “Share Exchange Agreement”) by and among ATIF, LGC, and all of the shareholders of LGC (the “Sellers”). Under the terms of the Debt Conversion SPA, LGC issued 3,934,029 of its ordinary shares to ATIF in exchange for (i) the satisfaction of the outstanding debt owed to ATIF in the amount of $1,851,000, and (ii) the issuance of 2,800,000 ordinary shares of ATIF to LGC. Concurrent with the closing of the Debt Conversion SPA and under the terms of the Share Exchange Agreement (the “Acquisitions”), the Sellers assigned an aggregate of 6,283,001 ordinary shares of LGC to ATIF in exchange for an aggregate of 7,140,002 ordinary shares of ATIF. After giving effect to the Acquisitions, LGC will be considered a majority-owned subsidiary of ATIF and its financial statements will be consolidated with ATIF’s.

The unaudited pro forma condensed combined balance sheet as of January 31, 2020 has been prepared using the following:

●	ATIF’s unaudited condensed consolidated balance sheet as of January 31, 2020, as included as Exhibit 99.1 in the Form 6-K furnished with the Securities and Exchange Commission (“SEC”) on August 4, 2020; and

●	LGC’s unaudited condensed consolidated balance sheet as of December 31, 2019, as included as Exhibit 99.2 to the registration statement on Form F-3/A filed with the SEC on August 31, 2020;

The unaudited pro forma condensed combined statement of operations and comprehensive loss for the six months ended January 31, 2020 has been prepared using the following:

●	ATIF’s unaudited historical condensed consolidated statements of operations and comprehensive loss for the six months ended January 31, 2020, as included as Exhibit 99.1 in the Form 6-K furnished with the SEC on August 4, 2020; and

●	LGC’s unaudited condensed consolidated statements of operation and comprehensive loss for the six months ended December 31, 2019, as included as Exhibit 99.2 to the registration statement on Form F-3/A filed with the SEC on August 31, 2020;

The unaudited pro forma condensed combined statement of income and comprehensive income for the year ended July 31, 2019 has been prepared using the following:

●	ATIF’s consolidated statements of income and comprehensive income for the year ended July 31, 2019, as included in the Form 20-F filed with the SEC on December 2, 2019; and

●	LGC’s consolidated statements of income and comprehensive income for the year ended June 30, 2019, as included in the Form 20-F filed with the SEC on October 31, 2019;

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

	ATIF As of January 31, 2020	LGC (Acquiree) As of December 31, 2019	Pro Forma Adjustment		Pro Forma combined
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,332,626	$145,690	$949,408	(a)	$3,427,724
Accounts receivable, net	1,007,195	6,940,146	(901,592	)(a)	7,045,749
Loans receivable	949,408	-	(949,408	)(a)	-
Deposits	220,154	601,656	-		821,810
Deferred offering costs	-	1,363,901	(1,363,901	)(b)	-
Prepayments	-	296,009	-		296,009
Prepaid expenses and other current assets	2,342,556	307,199	-		2,649,755
Total current assets	6,851,939	9,654,601	(2,265,493)		14,241,047

Inventories		327,662	-		327,662
Property and equipment, net	414,828	2,396,037	-		2,810,865
Intangible assets, net	418,533	-	7,700,000	(c)	8,118,533
Goodwill	-	-	21,038,044	(d)	21,038,044
Investment deposit for life insurance contract	1,287,449	-	-		1,287,449
Right-of-use lease assets, net	1,130,607	-	-		1,130,607
Deferred tax assets	52,864	-	-		52,864
Total Assets	$10,156,220	$12,378,000	$26,472,551		$49,007,071

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$-	$1,847,113	$-		$1,847,113
Advance from customers	-	495,740	-		495,740
Deferred revenue	176,930	-	-		176,930
Taxes payable	654,438	3,514,662	-		4,169,100
Accrued expenses and other current liabilities	80,967	1,146,259	(901,592	)(a)	325,634
Lease liabilities, current	589,531	-	-		589,531
Total current liabilities	1,501,866	7,003,774	(901,592)		7,604,048

Lease liabilities, noncurrent	541,076	-	-		541,076

Total liabilities	2,042,942	7,003,774	(901,592)		8,145,124

Total stockholders’ equity	8,113,278	5,374,526	9,766,095		23,253,899

Noncontrolling interests	-	-	17,608,048	(e)	17,608,048
		-
TOTAL LIABILITIES AND EQUITY	$10,156,220	$12,378,000	$26,472,551		$49,007,071

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

	ATIF For the six months ended January 31, 2020	LGC (Acquiree) For the six months ended December 31, 2019	Pro Forma Adjustment		Pro Forma combined
	(Unaudited)	(Unaudited)

Revenues	$573,240	$5,901,468	$-		$6,474,708
Cost of revenues	-	(2,001,225)	-		(2,001,225)
Gross profit	573,240	3,900,243	-		4,473,483

Total operating expenses	3,730,391	3,543,909	-		7,274,300

Total other income	58,426	11,567	-		69,993

Income (Loss) before income taxes	(3,098,725)	367,901	-		(2,730,824)

Provision (benefits) for income taxes	(52,107)	894,629	-		842,522

Net loss	$(3,046,618)	$(526,728)	$-		$(3,573,346)

Basic and diluted loss per share	$(0.08)	-	-		$(0.08)

Weighted-average shares	37,074,672	-	9,940,002	(f)	47,014,674

	ATIF For the year ended July 31, 2019	LGC(Acquiree) For the year ended June 30, 2019	Pro Forma Adjustment		Pro Forma combined

Revenues	$3,078,758	$11,679,690	$(882,440	)(g)	$13,876,008
Cost of revenues	-	(3,387,593)	-		(3,387,593)
Gross profit	3,078,758	8,292,097	(882,440)		10,488,415

Total operating expenses	2,407,154	1,405,291	(882,440	)(g)	2,930,005

Total other income	34,446	1,803	-		36,249

Income before income taxes	706,050	6,888,609	-		7,594,659

Provision for income taxes	276,823	1,699,690	-		1,976,513

Net income	$429,227	$5,188,919	$-		$5,618,146

Basic and diluted earnings per share	$0.01	-	-		$0.12

Weighted-average shares	35,522,931	-	9,940,002	(a)	45,462,933

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Expressed in U.S. dollar, except for the number of shares)

(1)	PRELIMINARY PURCHASE PRICE ALLOCATION

The preliminary purchase price allocation of the transaction was determined by the Company with the assistance of an independent appraisal firm based on the estimated fair value of the assets acquired and liabilities assumed as of April 22, 2020 (the “Acquisition date”).

The following table presents the preliminary purchase price allocation to assets acquired and liabilities assumed for LGC as of the acquisition date. The non-controlling interest represents the fair value of the 48.8% equity interest not held by the Company:

As of April 22, 2020

Cash and cash equivalents	$1,060,435
Accounts receivable	8,897,710
Inventories	372,203
Prepayment and other current assets	2,219,950
Property and equipment	2,728,000
Intangible assets (trade name and customer relationship)	7,700,000
Deferred income tax assets	75,822
Taxes payable	(3,255,935)
Other current liabilities	(2,701,495)
Fair value of non-controlling interest	(17,608,048)
Goodwill	21,038,044
Total purchase consideration	$20,526,686

The intangible assets mainly include LGC’s trade name of $1.1 million and customer relationship of $6.6 million, respectively, with definite lives of 9.6 years and 6.2 years. The goodwill is mainly attributable to the excess of the consideration paid over the fair value of the net assets acquired that cannot be recognized separately as identifiable assets under U.S. GAAP.  Goodwill is not amortized and is not deductible for tax purposes.

The estimated fair value of the non-controlling interest in LGC was determined based on the preliminary purchase price allocation report prepared by an independent third-party appraiser by using discount cash flow model.

(2)	PRO FORMA ADJUSTMENTS

For unaudited pro forma condensed combined balance sheets

(a)	The adjustment reflects the debt conversion of $1,851,000 (including accounts receivable of $901,592 and loan receivable of $949,408) as part of the Transaction;
(b)	The adjustment reflects the elimination of the LGC’s deferred offering cost of $1,363,901;
(c)	The adjustment reflects the recognition of trade name and customer relationship as intangible assets;
(d)	The adjustment reflects the recognition of the preliminary estimated fair value of goodwill associated with the acquisition.
(e)	The adjustment reflects the estimated fair value of the non-controlling interest in LGC.

For unaudited pro forma condensed combined statements of operations

(f)	Increase in the weighted average shares in connection with the issuance of 9,940,002 common shares as the consideration of the acquisition.
(g)	Elimination of consulting service fees of $882,440 provided by ATIF to LGC for its intended initial public offering in the United States.